                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

VA LINUX SYSTEMS EARNINGS FOR SECOND FISCAL QUARTER BEAT ANALYST ESTIMATES, CONTRARY TO PUBLISHED REPORTS

SUNNYVALE, CALIF. - February 25, 2000 -- VA Linux Systems (Nasdaq: LNUX) announced that its earnings per share for its second quarter ended January 28, 2000 which were reported on Thursday, February 24, 2000 actually beat analysts' expectations, contrary to published reports.

Excluding deferred compensation and other non-cash charges and calculated on a pro-forma basis, consensus earnings per share estimates from First Call were ($0.21), while VA Linux's actual earnings per share were ($0.20) beating analyst estimates by a penny per share.

Basic and diluted net loss per share of ($0.50) and pro-forma basic net loss per share of ($0.36), as reported by VA Linux on Thursday, included deferred compensation and other non-cash charges.

ABOUT VA LINUX SYSTEMS

Since 1993, VA Linux Systems has been a recognized leader in advancing Linux and Open Source solutions. VA Linux provides a single point of contact for Linux systems, Open Source software, and world-class professional services and support. VA Linux Systems owns and operates SourceForge, the world's largest Open Source development center, as well as Linux.com and Themes.org. Headquartered in Sunnyvale, VA Linux is located on the Web at http://www.valinux.com/.

Note: VA Linux Systems and SourceForge are trademarks of VA Linux Systems, Inc. Linux is a registered trademark of Linus Torvalds. All other trademarks are property of their respective owners.

Contact:
Joyce Chowla
VA Linux Systems
408-542-5718

jchowla@valinux.com